                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
May 10, 2004

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) has announced that it will host an Investor Conference in New York City on May 13, 2004 and, therefore, will NOT host a separate conference call to discuss the information included in this press release. The information in this press release will be covered in the normal course of the presentation at the Investor Conference. Interested persons may view the web cast of the meeting by visiting Liberty's web site at http://www.libertymedia.com/investor_relations/default.htm and selecting "conference calls" to be registered.


                LIBERTY MEDIA CORPORATION PROVIDES FIRST QUARTER
              SUPPLEMENTAL FINANCIAL INFORMATION AND 2004 GUIDANCE

Englewood, Colorado - On May 10, 2004, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended March 31, 2004. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-Q.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information on a stand-alone basis for certain of Liberty's privately held assets including:

o    QVC, Inc., a consolidated, 98% owned subsidiary of Liberty;

o Starz Encore Group LLC ("SEG"), a consolidated, wholly-owned subsidiary of Liberty;

o Discovery Communications, Inc. ("DCI" or "Discovery"); Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

The following tables and comments compare financial information for the three months ended March 31, 2004 to the same period for 2003. Operating expense, as defined by Liberty and used in the following tables, consists of cost of sales, operating, and selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty and used in the following tables, represents revenue less operating expense. Excluded in determining operating cash flow are depreciation, amortization, stock compensation and other non-cash charges taken into account in determining operating income. Please see page 15 and Schedule 1 at the end of this document for a discussion of SEC rules and guidance regarding non-GAAP measures and actions taken by Liberty to comply with those rules and guidance, as well as for reconciliations for the applicable periods in 2004 and 2003 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, Liberty relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

QVC, INC.

Liberty owned 98% of QVC at March 31, 2004, with the remainder owned by members of QVC management.

--------------------------------------------------------------------------------
                                                              QVC, INC.
                                                   Summary Financial Information

                                                          Q1 04         Q1 03
--------------------------------------------------------------------------------
                                                         (amounts in millions)
REVENUE:
  Domestic                                              $   932           848
  International                                             351           214
                                                    ----------------------------
    TOTAL REVENUE                                         1,283         1,062
                                                    ----------------------------
OPERATING EXPENSE:
  Domestic                                                  720           655
  International                                             293           196
                                                    ----------------------------
    TOTAL OPERATING EXPENSE                               1,013           851
                                                    ----------------------------
OPERATING CASH FLOW:
  Domestic                                                  212           193
  International                                              58            18
                                                    ----------------------------
    TOTAL OPERATING CASH FLOW                           $   270           211
                                                    ============================
OPERATING INCOME                                        $   153           180
                                                    ============================
NET CASH                                                $   673           402
                                                    ============================

--------------------------------------------------------------------------------

o    QVC's revenue and operating cash flow increased 21% and 28%, respectively.

o QVC's domestic revenue and operating cash flow both increased 10%. The domestic revenue increase resulted from increased sales to existing subscribers primarily in the areas of apparel, accessories and cosmetics. The domestic operations shipped approximately 23.6 million units during the quarter, an increase of 13%, and the average selling price declined 3.4% from $43.82 to $42.34. The domestic operating cash flow margin remained flat compared to the prior period. Gross profit margins decreased during the quarter as a result of rising gold prices as well as increased shipping costs.

o QVC's international operations experienced very strong results for the quarter due to a combination of increased sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 64% as a result of strong performance from each of the international divisions. The average number of international subscribers increased from 44.3 million to 50.4 million, or 14%. Increased sales and higher gross profit margin helped the international operations increase operating cash flow from $18 million to $58 million, or 222%. The international operating cash flow margin increased from 8.4% to 16.5%. Excluding the effect of exchange rates, the increase in QVC's international revenue and operating cash flow was 42% and 171%.

QVC - FY '04 GUIDANCE INCREASED

The following estimates assume primarily, among other factors, that the product mix remains materially consistent with that experienced in 2003, foreign currency exchange rates remain constant, continued international growth and domestic sales trends consistent with that experienced in the second half of 2003.

For full year 2004 versus 2003, QVC operating results are expected to be as follows:

o Revenue increase by low to mid teens %; Operating cash flow increase by low to mid teens %.
o Operating income decrease by mid-teens % due to the effects of purchase accounting adjustments in 2004.

STARZ ENCORE GROUP LLC

Liberty owned 100% of SEG at March 31, 2004. The principal services of SEG are the Starz!, Encore and Thematic Multiplex premium movie services.

--------------------------------------------------------------------------------
                                                       STARZ ENCORE GROUP LLC
                                                   Summary Financial Information

                                                       Q1 04            Q1 03
--------------------------------------------------------------------------------
                                                        (amounts in millions)
Revenue                                               $   232              229
Operating Expense                                         163              122
                                                     ---------------------------
  OPERATING CASH FLOW                                 $    69              107
                                                     ===========================
OPERATING INCOME                                      $    53               90
                                                     ===========================
OUTSTANDING DEBT                                      $    23              384
                                                     ===========================
TOTAL SUBSCRIPTION UNITS                                154.3            143.3
                                                     ===========================

--------------------------------------------------------------------------------

o SEG's revenue increased by 1% and operating expense increased by 34%. Operating cash flow decreased by 36%.

o The 1% increase in revenue was due to an increase in cable affiliate revenue and DBS revenue driven by an 8% increase in subscription units. The increase in subscription units is due primarily to subscription units for the Thematic Multiplex service, which has a lower subscription rate than other SEG services.

o Since September 30, 2003, SEG has experienced increases in subscription units for its Starz! and Encore services, a reversal of the trend that SEG experienced in the first nine months of 2003. During that same period, total subscription units at Comcast increased 9%, primarily attributable to increases in Thematic Multiplex units.

o The increase in operating expenses was primarily due to increases in programming license fees and affiliate marketing support. In cooperation with a number of cable and satellite operators, SEG launched marketing campaigns that reached over 55 million multichannel subscribers in the first quarter and has marketing campaigns planned for the second quarter that are expected to reach 65 million multichannel subscribers. As a result, marketing activity during the first half of 2004 will reach significantly more unique subscribers than were reached during the same period in 2003, and the reach and frequency of the campaigns in the first half of 2004 will be approximately twice that of the first half of 2003.

o The decrease in operating cash flow was due to the increases in operating expenses.

o SEG's outstanding bank debt was paid off in the fourth quarter of 2003 as part of Liberty's debt reduction plan. The $23 million debt balance at March 31, 2004 represents capital leases.

STARZ ENCORE - FY '04 GUIDANCE REMAINS UNCHANGED

The following estimates assume, among other factors, that SEG continues to experience positive trends under the new Comcast affiliation agreement, SEG's distributors continue to see growth in digital subscribers consistent with that experienced historically, the timing of receipt of output product from the studios does not materially change, and Starz subscription units reverse prior trends and continue to increase. These estimates further assume that SEG's 2004 programming costs increase between $175 million and $190 million over amounts expensed in 2003.

For full year 2004 versus 2003, SEG operating results are expected as follows:

o    Revenue between $940 and $965 million.
o    Operating cash flow between $185 and $210 million.
o    Operating income between $125 and $150 million.

DISCOVERY COMMUNICATIONS, INC.

Liberty owned 50% of DCI as of March 31, 2004.

--------------------------------------------------------------------------------
                                                  DISCOVERY COMMUNICATIONS, INC.
                                                  Summary Financial Information

                                                    Q1 04             Q1 03 (1)
--------------------------------------------------------------------------------
                                                       (amounts in millions)
REVENUE:
  Discovery Networks U.S.                            $    382            299
  Discovery Networks International                        109             90
  International Ventures                                   17             13
  Consumer Products & Other (2)                            19             25
                                                  ------------------------------
    TOTAL REVENUE                                         527            427
                                                  ------------------------------

OPERATING EXPENSE:
  Discovery Networks U.S.                                 243            188
  Discovery Networks International                         92             75
  International Ventures                                   18             16
  Consumer Products & Other (2)                            37             48
                                                  ------------------------------
    TOTAL OPERATING EXPENSE                               390            327
                                                  ------------------------------

OPERATING CASH FLOW (DEFICIT):
  Discovery Networks U.S.                                 139            111
  Discovery Networks International                         17             15
  International Ventures                                   (1)            (3)
  Consumer Products & Other (2)                           (18)           (23)
                                                  ------------------------------
    TOTAL OPERATING CASH FLOW                        $    137            100
                                                  ==============================

OPERATING INCOME                                     $     78             37
                                                  ==============================

OUTSTANDING DEBT                                      $ 2,603          2,431
                                                  ==============================

(1)  CERTAIN PRIOR PERIOD AMOUNTS HAVE BEEN RECLASSIFIED.
(2)  INCLUDES ALL INTERCOMPANY ELIMINATIONS.

--------------------------------------------------------------------------------


Total revenue and operating expenses increased 23% and 19%, respectively. Total DCI operating cash flow increased 37%, driven by a 23% increase in net advertising revenue and a 24% increase in net affiliate revenue offset by programming and marketing investments. DCI's affiliated networks now reach more than one billion cumulative worldwide subscribers.

DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, FIT TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

o Domestic Networks now reach over 625 million cumulative subscribers. Domestic Networks revenue increased by 28% due to increases in both affiliate and advertising revenue. Operating expenses increased 29% due to increases in programming, marketing, sales related, personnel and G&A expenses. Operating cash flow increased by 25% to $139 million.

o Net advertising revenue increased 24% due to increases in audience delivery, ratings and advertising rates at the majority of the domestic networks.

o Net affiliate revenue increased 35% as aggregate subscribers increased by 18%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subscribers and higher rates as compared to the prior quarter. This revenue was net of launch support amortization and other items of $33 million and $35 million for the quarters ended March 31, 2004 and 2003, respectively. Excluding the effects of launch support amortization, gross affiliate revenues increased 25% for the quarter. Launch support amortization is lower in the current year as affiliate agreement contract renewals have extended the amortization period, which lowered the resulting amortization expense. This trend will continue as contracts are extended in the normal course of business.

o Operating expenses increased 29% due to increases in programming, marketing, sales related, personnel and G&A expenses. The increase in programming and marketing expenses was due to an increased level of investment that helped drive ratings growth. Sales related, personnel and G&A expenses increased due to favorable sales results and continuing growth of the business.

DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

o International Networks now reach over 300 million cumulative subscribers. International Networks revenue increased by 21% due to increases in both affiliate and advertising revenue. Operating expenses increased 23% and operating cash flow increased by 13% to $17 million. Excluding the effect of exchange rates, revenue increased by 12%, operating expenses increased 10%, and operating cash flow increased 20%.

o Net advertising revenue increased 21% driven by positive developments in advertising sales and subscriber growth in all International regions.

o Net affiliate revenue increased by 6% as aggregate subscribers increased by 4%. Net affiliate revenue grew at a faster rate than subscription units primarily due to an increase in paying subscribers.

DCI - INTERNATIONAL VENTURES: Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain).

o International Ventures revenue increased by 31%. The operating cash flow deficit improved by $2 million from $3 million to $1 million. International Ventures now reach over 145 million cumulative subscribers

DCI - CONSUMER PRODUCTS AND OTHER: The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 120 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students, 1.5 million teachers and 90,000 classrooms in the U.S.

o The operating cash flow deficit improved by $5 million or 22% primarily due to a reduction in store operating costs and other overhead from the closure of underperforming stores in 2003.


DCI - FY '04 GUIDANCE INCREASED
The following estimates assume primarily, among other factors, a stable advertising market (as compared to 2003), continued growth in international distribution, and a stable national retail environment (as compared to 2003).

For full year 2004 versus 2003, DCI consolidated operating results are expected to increase as follows:

Revenue by high teens %; Operating cash flow by approximately 30%. Operating income by approximately 30%.



NOTES:

BBC/DCI JOINT VENTURES - CONSOLIDATED:
The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:
DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

OTHER JOINT VENTURES - DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED:
DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. Upon expiration of these rights, the economic interests will approximate the equity interests.

JUPITER TELECOMMUNICATIONS CO., LTD.

Liberty owned 45% of J-COM at March 31, 2004. J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed data ("HSD") access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM. Amounts were converted using an exchange rate of 106.62 and 118.75 for the three month periods ended March 31, 2004 and 2003, respectively.

--------------------------------------------------------------------------------
                                                              J-COM
                                                   Summary Financial Information

                                                      Q1 04            Q1 03
--------------------------------------------------------------------------------
                                                        (amounts in millions)
Revenue                                              $    359             279
  Operating Expense                                       217             188
                                                   -----------------------------
OPERATING CASH FLOW                                  $    142              91
                                                   =============================
OPERATING INCOME                                     $     57              20
                                                   =============================
OUTSTANDING DEBT (1)                                 $  2,481           2,522
                                                   =============================

MANAGED SUBSCRIBER DATA (000S):
Cable Homes Passed                                      5,974           5,850
Cable                                                   1,530           1,422
High Speed Data                                           659             527
Telephony                                                 610             396
Homes Receiving Service (2)                             1,771           1,604

--------------------------------------------------------------------------------

(1) INCLUDES SHAREHOLDER DEBT OF $1,481 MILLION AND $1,540 MILLION, RESPECTIVELY, AT MARCH 31, 2004 AND 2003.
(2) REPRESENTS THE NUMBER OF HOUSEHOLDS SUBSCRIBING TO AT LEAST ONE J-COM BROADBAND SERVICE.

o J-COM's revenue increased 29%, operating expenses increased 15% and operating cash flow increased 56%. Excluding the effect of exchange rates, revenue increased by 15%, operating expenses increased 4% and operating cash flow increased 40%.

o Revenue increases were due to increased distribution in all three services and substantial growth in HSD and telephony revenue. Managed cable subscribers increased 8%, HSD services subscribers increased 25% and telephony subscribers increased 54%. Average monthly revenue per household receiving at least one service increased 5% to $65.

o Operating cash flow at J-COM increased due to the revenue increases combined with margin improvements associated with increased scale. Operating cash flow margins increased to 39.6% from 32.6%.

o J-COM served approximately 1.8 million homes at March 31, 2004, an increase of 10%, and services per household (total revenue generating units divided by total households served) rose from 1.46 to 1.58. Penetration of homes taking at least one service increased from 27.4% to 29.6%.

o Approximately 43% of J-COM's customers subscribed to more than one service at March 31, 2004, which translated into approximately 762,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 15.2% of J-COM's homes at March 31, 2004 compared to 9.9% at March 31, 2003. Nearly 100% of J-COM's network operates at 750 MHz capacity.

J-COM - FY '04 GUIDANCE INCREASED
The following estimates assume continued subscriber growth, foreign currency exchange rates remain constant, a product mix that is consistent with that experienced during 2003 and continued cost control efforts, including programming costs.

For full year 2004 versus 2003, J-COM operating results, are expected to increase as follows:

o   Revenue by mid teens %; Operating cash flow by 20 - 25%.
o   Operating income by approximately 50%.


JUPITER PROGRAMMING CO., LTD.

Liberty owned 50% of JPC at March 31, 2004. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels. Amounts were converted using an exchange rate of 106.62 and 118.75 for the three month periods ended March 31, 2004 and 2003, respectively.

--------------------------------------------------------------------------------
                                                   JUPITER PROGRAMMING CO., LTD.
                                                   Summary Financial Information

                                                       Q1 04          Q1 03
--------------------------------------------------------------------------------
                                                       (amounts in millions)
Revenue                                              $    124             87
Operating Expense                                         106             78
                                                   -----------------------------
  OPERATING CASH FLOW                                $     18              9
                                                   =============================
OPERATING INCOME                                     $     16              7
                                                   =============================
OUTSTANDING DEBT (1)                                 $     62             64
                                                   =============================
CUMULATIVE SUBSCRIBERS (000S) (2)                      42,732         35,787

--------------------------------------------------------------------------------

(1)  INCLUDES SHAREHOLDER DEBT OF $19 MILLION AT BOTH MARCH 31, 2004 AND 2003.
(2) INCLUDES SUBSCRIBERS AT ALL CONSOLIDATED AND EQUITY OWNED JPC CHANNELS. SHOP CHANNEL SUBSCRIBERS ARE STATED ON A FULL-TIME EQUIVALENT BASIS.

o JPC's revenue increased 43%, operating expenses increased 36% and operating cash flow doubled. Excluding the effect of exchange rates, revenue increased by 28%, operating expenses increased 22% and operating cash flow increased 73%.

o JPC's revenue increased largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop Channel, which is 70% owned by JPC, was the largest contributor generating an additional $25 million during the quarter versus the comparable period in 2003. This increase was driven by a 13% increase in full-time equivalent ("FTE") homes and an increase of 14% in sales per FTE. Other than Shop Channel, subscribers grew by 11% at Movie Plus (formerly branded CSN), 13% at Golf Network, 11% at J-Sky Sports, 13% at Discovery and 16% at Animal Planet.

o JPC's operating cash flow increased due to the revenue increases, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC - FY '04 GUIDANCE INCREASED
The following estimates assume continued subscriber growth across all programming services, foreign currency exchange rates remain constant, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2004 versus 2003, JPC operating results, are expected to increase as follows:

Revenue by mid 20s %; Operating cash flow by 45 - 60%. Operating income by approximately 50%.

SUMMARY OF CASH AND LONG-TERM DEBT

The following is a summary of Liberty's cash and long-term debt as of March 31, 2004 and December 31, 2003.

--------------------------------------------------------------------------------
                                                       03/31/2004     12/31/2003
--------------------------------------------------------------------------------
                                                         (amounts in millions)
CASH AND CASH RELATED INVESTMENTS:
  Liberty Corporate Cash                                $    909          1,866
  Corporate Short-term Investments                            63            254
  Corporate Long-term Marketable Securities (1)              536            239
                                                       ----------      ---------
      TOTAL CORPORATE CASH AND LIQUID INVESTMENTS          1,508          2,359
  Cash and Liquid Investments of Subsidiaries (2) (5)      2,254          1,223
                                                       ----------      ---------
      TOTAL CASH AND LIQUID INVESTMENTS                    3,762          3,582
LESS:  SHORT AND LONG-TERM SECURITIES                       (641)          (519)
                                                       ----------      ---------
  CONSOLIDATED CASH BALANCE (GAAP)                      $  3,121          3,063
                                                       ==========      =========

DEBT:
  Senior Notes and Debentures (3)                       $  7,138          7,138
  Senior Exchangeable Debentures (4)                       4,638          4,638
                                                       ----------      ---------
    TOTAL CORPORATE DEBT                                  11,776         11,776
  Debt of Subsidiaries (5)                                 4,126            258
                                                       ----------      ---------
    TOTAL CORPORATE AND SUBSIDIARY DEBT                   15,902         12,034
LESS:  UNAMORTIZED DISCOUNT ATTRIBUTABLE
         TO CALL OPTION OBLIGATIONS                       (2,391)        (2,411)
       UNAMORTIZED DISCOUNT                                  (23)           (24)
                                                       ----------      ---------
  CONSOLIDATED DEBT BALANCE (GAAP)                      $ 13,488          9,599
                                                       ==========      =========


(1) REPRESENTS LONG-TERM MARKETABLE DEBT SECURITIES WHICH ARE INCLUDED IN INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS IN LIBERTY'S CONSOLIDATED BALANCE SHEET.
(2) INCLUDES $28 MILLION AND $11 MILLION OF SHORT-TERM AND $14 MILLION AND $15 MILLION OF LONG-TERM SECURITIES HELD BY SUBSIDIARIES AT MARCH 31, 2004 AND DECEMBER 31, 2003, RESPECTIVELY.
(3) REPRESENTS FACE AMOUNT OF SENIOR NOTES AND DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT.
(4) REPRESENTS FACE AMOUNT OF SENIOR EXCHANGEABLE DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT ATTRIBUTABLE TO THE EMBEDDED CALL OPTION OBLIGATION.
(5) INCLUDES $1,276 MILLION OF CASH AND $3,878 MILLION OF DEBT AT UNITEDGLOBALCOM, INC. WHICH IS A 54% OWNED CONSOLIDATED SUBSIDIARY OF LIBERTY.

--------------------------------------------------------------------------------


The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

Liberty's Total Corporate Cash and Liquid Investments decreased by $851 million to $1.5 billion and Total Corporate Debt remained unchanged from December 31, 2003. The decrease in Corporate Cash and Liquid Investments was due to Liberty's participation in UGC's rights offering, the exercise of preemptive rights related to UGC and the purchase of News Corp. ordinary ADSs. These decreases were partially offset by cash flow from operations of Liberty's subsidiaries (QVC and Starz Encore) and the proceeds from the unwinding of certain equity collars and sale of News Corp. common stock and certain other investments.

SUMMARY OF SIGNIFICANT PUBLIC ASSETS

--------------------------------------------------------------------------------
                                                                Market Value at
(AMOUNTS IN MILLIONS)                                               3/31/04
--------------------------------------------------------------------------------
The News Corporation Limited                                       $   8,410
IAC/InterActiveCorp                                                $   4,379
Other                                                              $   8,000

--------------------------------------------------------------------------------

SUMMARY OF EQUITY DERIVATIVES

Liberty has entered into equity collars, narrow-band collars, put-spread collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. The estimated fair value of these financial instruments at March 31, 2004 was $2,411 million.


OUTSTANDING SHARES

At March 31, 2004, there were approximately 2.910 billion outstanding shares of L and LMC.B and 84 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At March 31, 2004, approximately 76% of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price. Exercise of these options, as well as all other warrants and options to purchase L and LMC.B shares, would result in aggregate proceeds of approximately $1,057 million.


CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE PRIVATELY HELD ASSETS OF LIBERTY MEDIA CORPORATION INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY MEDIA CORPORATION, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY MEDIA CORPORATION; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH PRIVATELY HELD ASSETS OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH PRIVATELY HELD ASSETS' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY MEDIA CORPORATION EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY MEDIA CORPORATION'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson  877-772-1518

NON-GAAP FINANCIAL MEASURES

The Securities and Exchange Commission ("SEC") has issued rules and guidance regarding the use by registrants of non-GAAP financial measures. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that:

     o excludes amounts, or are subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or
     o includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The rules and guidance require, among other things, a quantitative reconciliation (to the extent available without unreasonable efforts in the case of forward-looking information) of the differences between the non-GAAP financial measure used with the most directly comparable GAAP financial measure. A statement of the reason why the registrant's management believes that presentation of the non-GAAP financial measure provides useful information to investors is required, as is a statement, if material, of any additional purposes for which the registrant's management uses the non-GAAP financial measure.

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less "operating expense," which Liberty defines as cost of sales, operating expenses, selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty, excludes depreciation, amortization, stock compensation and other non-cash charges taken into account in computing operating income in accordance with GAAP.

Liberty's management uses revenue and operating cash flow as a measure of operating performance and for purposes of making decisions about allocating resources to its subsidiaries and affiliates, and believes the presentation of operating cash flow is helpful information for investors when presented in conjunction with operating income. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets.

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation, for our largest consolidated subsidiaries and certain of our large equity affiliates, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2004 and 2003.

------------------------------------------------------------------------------------------------------
Company                                                 QVC      SEG      DCI      J-COM     JPC
Ownership %                                            98.2%     100%    50.0%     45.2%     50.0%
------------------------------------------------------------------------------------------------------
                                                                   (amounts in millions)
THREE MONTHS ENDED MARCH 31, 2004
OPERATING CASH FLOW                                  $   270      69      137       142        18
  Depreciation and amortization                         (108)    (13)     (31)      (85)       (2)
  Stock compensation expense (1)                          (9)     (3)     (28)        -         -
  Other non-cash charges                                   -       -        -         -         -
                                                   --------------------------------------------------
OPERATING INCOME                                     $   153      53       78        57        16
                                                   ==================================================

THREE MONTHS ENDED MARCH 31, 2003
OPERATING CASH FLOW                                  $   211     107      100        91         9
  Depreciation and amortization                          (31)    (17)     (27)      (71)       (2)
  Stock compensation expense (1)                           -       -      (36)        -         -
  Other non-cash charges                                   -       -        -         -         -
                                                   --------------------------------------------------
OPERATING INCOME (LOSS)                              $   180      90       37        20         7
                                                   ==================================================

------------------------------------------------------------------------------------------------------

(1) SEG AND DCI STOCK COMPENSATION EXPENSE REPRESENTS AMOUNTS PURSUANT TO PHANTOM STOCK APPRECIATION RIGHTS PLANS.